UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 5, 2009

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2220 W. 14th Street

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 8, 2008, the Board of Directors (the “Board”) of Limelight Networks, Inc. (the “Company”) confirmed the targeted annual cash bonuses for the Company’s executive officers with respect to services performed in fiscal year 2008, which bonuses would be paid in 2009. The Board also confirmed that executive officer cash bonuses in connection with this cash bonus plan would be based upon the meeting of specified corporate performance goals, with 50% of the bonus target being based on revenue goals and 50% of the bonus target being based on other operating metrics.

On March 5, 2009, the Compensation Committee of the Board of Directors of the Company determined the annual cash bonuses for the Company’s executive officers with respect to services performed in fiscal year 2008 based upon the criteria of the cash bonus plan confirmed on April 8, 2008 and the Company’s financial results for fiscal year 2008 as follows:

Executive Officer	2008 Cash Bonus
Jeffrey W. Lunsford President, Chief Executive Officer and Chairman	$315,143
Nathan F. Raciborski Co-Founder, Chief Technical Officer and Director	$126,057
Michael M. Gordon Co-Founder and Chief Strategy Officer	$126,057
Douglas S. Lindroth(1) Senior Vice President and Chief Financial Officer	$22,606
Matthew Hale(2) Former Chief Financial Officer	$114,598
David M. Hatfield Senior Vice President of Worldwide Sales, Marketing and Services	$229,195
Philip C. Maynard Senior Vice President, Chief Legal Officer and Secretary	$85,948

(1)	Mr. Lindroth’s cash bonus was prorated for the period between Mr. Lindroth’s date of hire on October 20, 2008 and December 31, 2008.

(2)	Mr. Hale resigned from his position as the Chief Financial Officer of the Company in October 2008, and continued employment with the Company following the effective date of his resignation until December 31, 2008. The Amendment to the Amended and Restated Employment Agreement dated December 30, 2008 between Mr. Hale and the Company provides that Mr. Hale will receive his target annual bonus for fiscal year 2008 based upon the achievement of performance targets set forth in the fiscal year 2008 cash bonus plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: March 6, 2009	By:	/s/ Philip C. Maynard
Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary